Exhibit 99.1

FOR IMMEDIATE RELEASE
Old Market CC	Contact: Charles Krebs	NASDAQ: OMCC
Old Market Capital Corporation Corporate Headquarters 1601 Dodge St., Suite 3350 Omaha, NE, 68102	CFO Ph # (531) 867-3496	Website: www.oldmarketcapital.com

Old Market Capital Announces $7 Million Share Repurchase Program

December 10, 2025 – Omaha, Nebraska – Old Market Capital Corporation (NASDAQ: OMCC) (the "Company", “we”, “our”) announced that its Board of Directors has approved a share repurchase program under which the Company is authorized to repurchase shares of the Company’s currently issued and outstanding common stock from time to time with an aggregate purchase price of up to $7 million. The repurchase program does not have an expiration date.

The timing and actual number of shares repurchased will depend on a variety of factors, including without limitation the share price, business and market conditions, regulatory requirements and other factors. Share repurchases under the repurchase program may be made in the open market, in privately negotiated transactions, or by other methods. The repurchase program does not obligate the Company to purchase any particular number of shares, and it may be modified, suspended or terminated at any time.

Stockholders who are interested in selling shares may contact our investor relations department.

Old Market Capital Corporation (f/k/a Nicholas Financial, Inc.) was previously a specialized consumer finance company. The Company restructured its operations in 2024 and now operates as a holding company which has a controlling interest in a broadband company, Amplex Electric, Inc., and seeks to pursue additional controlling interests in other companies and sectors yet to be determined. For an index of Old Market Capital’s news releases or to obtain a specific release, please visit our company’s website at, www.oldmarketcapital.com.

Cautionary Note regarding Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” "explore" “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. These statements, which include statements regarding the exploration of opportunities to allocate capital to increase shareholder returns, are inherently uncertain and subject to certain risks, uncertainties and assumptions that may cause results to differ materially from those expressed or implied in forward-looking statements.